Exhibit 99.1

 Altair Nanotechnologies Reports Second Quarter 2013 Financial Results

Reno, NV (Marketwire – August 8, 2013) – Altair Nanotechnologies, Inc. (“Altair”) (NASDAQ: ALTI), today reported financial results for the second quarter ended June 30, 2013.

Altair reported revenues of $3.2 million for the second quarter compared to $0.5 million for the same period in 2012.  The gross loss was $0.1 million, due to inventory cost adjustments and the launching of new electric grid products, compared to $0.6 million for the same period in 2012.

Operating expenses were $3.0 million for the second quarter, a $1.4 million decrease from $4.4 million for the same period in 2012.  Planned reductions were achieved and accounted for the decrease of $1.4 million in the research and development and sales and marketing departments. General and administrative costs increased due to the ramp up of our China operations.

The net loss for the second quarter of 2013 was $3.0 million ($0.26 per share) compared to a net loss of $4.9 million ($0.42 per share) for the same period in 2012.

“Sixteen months ago, we put into action our plan to position the company for growth, reduce costs, and drive revenue opportunities,” stated Alexander Lee, Altair’s Chief Executive Officer. “We focused heavily on the execution of our deliverables to achieve these goals. Today, our teams in the U.S. and China act as one, and we are nearing the completion of our new nano lithium titanate and energy storage system plants on 106 acres that we acquired the land use rights for in Wu’an, China.

“In addition, we have delivered multiple grid-scale systems to leading grid operators that have stated how impressed they are with our product’s performance and that we can use as key references. We have reduced our operating expenses by 36% as compared to the quarter immediately preceding my start date back in April 2012, and we hit this target while ramping up our China team from just a few employees to a 78 person team. With respect to revenue, we recognized $3.2 million in revenue this quarter, which brings our mid-year revenue total to $5.0 million. We currently have $5.5 million in deferred revenue, and we are on track to have one of our best years on record. As we noted last quarter, 2013 will truly be a milestone year for Altair.”

Highlights for the quarter ended June 30, 2013 and subsequent events include:

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In June 2013, we entered into a memorandum of understanding with Tauron Dystrybucja SA. to jointly determine the necessary infrastructure needs for stationary energy storage systems based on nano lithium titanate batteries, and for the construction of power and frequency stabilization systems in Poland. TAURON is a subsidiary of TAURON Polska Energia S.A., Poland's second largest energy company.

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In May 2013, Northern Altair acquired a second conditional 50-year land use right with respect to approximately 40 acres of industrial land in Wu’an, China with an acquisition price of approximately $8.6 million which includes various land transfer taxes and fees that are equal to approximately $1.2 million. In turn, we expect to receive cash incentives as part of our economic development deal, which shall be equal to our acquisition price. The closing occurred on May 27, 2013. This Land will be used for the Company’s nano lithium titanate and energy storage system manufacturing operations in China.

ALTAIR NANOTECHNOLOGIES REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

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In May 2013, we decommissioned our nano lithium titanate manufacturing equipment in Reno and shipped it to Northern Altair. This equipment is currently being installed in our new nano lithium titanate manufacturing facility in Wu’an, China.

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In April 2013, Altair completed a contract with Hawaiian Electric Light Company (“HELCO”) and Hawaii Natural Energy Institute (“HNEI”) for a 1.0 megawatt ALTI-ESS system. The system was commissioned at the Hawi Wind Farm on Hawaii’s Big Island in March 2013.

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In April 2013, Northern Altair transferred $1.5 million to Altair as a pre-payment for the transfer of Altair’s nano lithium titanate materials and equipment to Northern Altair. Northern Altair transferred $0.9 million to Altair as a pre-payment in March 2013, and they expect to transfer the balance due of $0.2 million in August 2013.

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In April 2013, Northern Altair received $1.9 million in cash incentives from the City of Wu’an, China. The total cash incentives received to date from Wu’an under our economic development deal is $13.7 million.

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Altair continues to have discussions with large transportation and industrial customers in the U.S, Europe and Asia, who are interested in using our battery systems in a variety of applications where the high-power attributes of our battery are a key consideration. Several customers are now testing our application kits, modules and Power Rack systems for various commercial applications.

Altair’s cash and cash equivalents decreased by $3.7 million, from $12.4 million at December 31, 2012 to $8.7 million at June 30, 2013. The net decrease of $3.7 million resulted from the net decrease in operating activities of $4.2 million, the net decrease in investing activities of $1.6 million and the net increase in financing activities of $2.4 million. The investing activities included the acquisition of the second land use right from the Government of Wu’an, China, which was paid for by using restricted cash, and the purchase of fixed assets by Northern Altair. The financing activity included the increase of deferred income due to receiving $1.9 million in cash incentives from the purchase of the first land use right.

Revenues increased by $2.7 million, from approximately $0.5 million during the quarter ended June 30, 2012 to approximately $3.2 million during the quarter ended June 30, 2013, primarily a result of revenue recognized for the sale of one ALTI-ESS system sold to HELCO and HNEI for their Hawi Wind farm on the Big Island of Hawaii.

“We continue to focus on improving our overall financial performance and have implemented additional cost reduction measures this past quarter that should further reduce our monthly operating expenses by approximately $200,000 when fully implemented,” stated Mr. Lee. “Our overall cash position, including restricted and long-term restricted classifications, currently stands at $17.8 million and we expect to receive $8.6 million in cash incentives from the Government of Wu’an in the second half of 2013.

“We have made significant progress in China marked by the nearing completion of construction of our manufacturing facilities. Our business development efforts in China are gaining traction, and we expect to launch several new projects there over the course of the next year. We are also encouraged by the many significant opportunities we have identified and are pursuing in Europe and the Americas. Our top-line revenue performance continues to gain momentum and we expect to post strong results in the second half of the year,” concluded Mr. Lee.

ALTAIR NANOTECHNOLOGIES REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Second Quarter 2013 Conference Call

Altair will hold a conference call to discuss its second quarter 2013 results on Thursday, August 8, 2013 at 11:00 a.m. Eastern Daylight Time (EDT). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 678-224-7719. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

Post call, a phone-based audio replay will be available from 2:00 p.m. EDT, Thursday, August 8, 2013 until Midnight EDT, August 15, 2013. It can be accessed by dialing +1 404-537-3406 and entering the conference number 27959345. Additionally, the conference call and replay will be available online, and can be accessed by visiting Altair's web site, www.altairnano.com.

About Altair Nanotechnologies Inc.

Altair is a leading provider of high-power, energy storage systems for the electric grid, industrial equipment and transportation markets. The company's lithium titanate technology is built on a proprietary nano-scale processing technology that creates high-power, rapid-charging battery systems with industry-leading performance and cycle life. Altair is headquartered in Reno, Nevada and maintains operations in Anderson, Indiana; Zhuhai, China; and Wu'an, China. For additional information, please visit: www.altairnano.com.

Forward-Looking Statements

This report may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altair's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this report. These risks include the risk that our revenue will not increase for various reasons, including our failure to close on expected orders; that our land use rights may be worth significantly less than the appraised or recorded value, particularly in light of the risk of forfeiture and the requirement that we make a substantial investment related to the property prior to pledging or selling the land use rights; that the Company will run into regulatory, finance or other obstacles as it attempts to expand its operations into China or other countries; that the company will be unable to close sales due to its pricing; the characteristics of its products, competing energy storage systems or alternatives to energy storage systems; that the Company will be unable to expand production capacity (or contract with its suppliers to expand their capacity) in order to meet the demand of product orders, particularly with respect to products like electric vehicles which the Company does not itself manufacture and will have to source from third parties; that the Company will not experience expected costs savings as a result of its expansion into China and that the Company will not experience an increase in sales volume or, even if it experiences such an increase, that the Company will experience low (or negative) gross margins and not operate profitably in China and generally. Other risks are identified in Altair's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altair expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altair expectations or results or any change in events.

ALTAIR NANOTECHNOLOGIES REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

For Additional Information:

Investors

Tony Luo

tluo@altairnano.com

775.858.3726

Tables Follow

ALTAIR NANOTECHNOLOGIES REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States Dollars, except shares)

	(Unaudited)
	June 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$8,676	$12,372
Restricted cash	6,104	6,245
Accounts receivable, net	843	1,498
Product inventories, net	4,766	7,416
Prepaid expenses and other assets, current	1,138	937
Deferred contract costs	1,904	4,532
Other assets, related party	1,791	1,754
Total current assets	25,222	34,754

Restricted cash	3,000	11,803
Property, plant and equipment, net	6,453	4,076
Property, plant and equipment, net held and not used	1,638	1,857
Patents, net	236	274
Other assets	1,182
Land use right, net	22,334	13,625

Total Assets	$60,065	$66,389

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Trade accounts payable	$1,555	$2,599
Accrued salaries and benefits	515	632
Accrued warranty	589	418
Accrued liabilities	333	384
Deferred revenues	5,491	7,218
Warrant liabilities	100	90
Note payable, current	5,730	6,680
Capital lease obligation	6	5
Total current liabilities	14,319	18,026

Deferred income	13,943	11,803
Note payable	950
Capital lease obligation, less current portion	1	4

Total Liabilities	29,213	29,833

Commitments and Contingencies

Stockholders' equity
Common stock, $.001 par value, 200,000,000 shares authorized; 11,590,067 shares issued and outstanding at June 30, 2013 and December 31, 2012	246,667	246,667
Additional paid in capital	12,499	12,410
Accumulated deficit	(228,815)	(222,409)
Accumulated other comprehensive income (loss)	501	(112)
Total stockholders' equity	30,852	36,556

Total Liabilities and Stockholders' Equity	$60,065	$66,389

ALTAIR NANOTECHNOLOGIES REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of United States Dollars, except shares and per share amounts)

	(Unaudited) Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Product sales	$3,092	$394	$4,886	$591
License fees	60	60	120	120
Total revenues	3,152	454	5,006	711

Cost of goods sold
Product	3,213	1,074	5,380	1,494
Total cost of goods sold	3,213	1,074	5,380	1,494

Gross loss	(61)	(620)	(374)	(783)

Operating expenses
Research and development	757	1,789	2,045	3,622
Sales and marketing	247	925	682	1,845
General and administrative	1,736	1,425	2,935	3,174
Depreciation and amortization	325	250	619	519
Gain on disposal of assets	(19)		(19)
Total operating expenses	3,046	4,389	6,262	9,160
Loss from operations	(3,107)	(5,009)	(6,636)	(9,943)

Interest (expense) income, net	(32)	32	212	30
Change in market value of warrants	120	102	(10)	179
Other income	28		28
Total other income, net	116	134	230	209

Net loss	$(2,991)	$(4,875)	$(6,406)	$(9,734)

Loss per common share - basic and diluted	$(0.26)	$(0.42)	$(0.55)	$(0.84)
Weighted average shares - basic and diluted	11,590,067	11,590,067	11,590,067	11,590,067